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CONTACT:  T. R. CARMODY                                  FOR IMMEDIATE RELEASE

                             R. W. GUNDECK RESIGNS
                            AS ABP PRESIDENT AND CEO


     ATLANTA, November 7, 1997 - American Business Products, Inc. (NYSE:ABP) announced today that Robert W. Gundeck, who has been President and Chief Executive Officer since January, 1996, has resigned in order to pursue other business opportunities. In order to facilitate an orderly transition, Mr. Gundeck has agreed to continue on a consultant basis as needed. The Company has retained a national search firm to find a new president.

     In the interim, Thomas R. Carmody, Chairman of the ABP Board of Directors, will reassume the responsibilities of President and Chief Executive Officer. Mr. Carmody, 64, previously held those positions during 41 years with the Company, serving as President and Chief Operating Officer from 1982 to 1985, and Chief Executive Officer from 1988 to January 1, 1996. He has been Chairman since 1994.

     Mr. Carmody made the following statement: "On behalf of the Board of Directors, let me assure ABP's customers, shareholders and employees that we are moving forward with plans to grow the Company."

     American Business Products, Inc., is a leading supplier of custom printing services to growing niche markets. ABP operates through subsidiaries whose products and services are: Curtis 1000 Inc., custom printed envelopes and labels, digital document services and business forms; BookCrafters USA, Inc., short and medium run book printing, binding and distribution; International Envelope Company, Tyvek(R) and other specialty envelopes and filing systems; Jen-Coat, Inc., extrusion coating; and Discount Labels, Inc., customized labels. ABP is a joint venture partner in Curtis 1000 Europe GmbH with facilities in Germany, England, Luxembourg and Poland.